Exhibit 99.1

Permianville Royalty Trust Announces Receipt of Notice
from NYSE Regarding Continued Listing Standards

HOUSTON, Texas—(BUSINESS WIRE)—October 1, 2020

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced that it has received a notice from the New York Stock Exchange (“NYSE”) that the Trust has fallen below the NYSE continued listing requirement that the average closing price of the Trust’s units of beneficial interest be at least $1.00 per share, calculated over a period of 30 consecutive trading days. The Trust received the deficiency notice from the NYSE on September 25, 2020, and on October 1, 2020, the Trust acknowledged receipt of the notice.

Under the NYSE standards, the Trust can avoid delisting if, during the six-month period following receipt of the NYSE notice, on the last trading-day of any calendar month, the Trust’s units of beneficial interest have a closing price per unit and a 30 trading-day average closing unit price of at least $1.00. The Trust has no control at all over the trading price of the units, nor does the Trust have the authority to cause a reverse split of the units or to take similar action designed to affect the trading price of the units without a vote from the Trust unitholders.

During this period, the Trust’s units will continue to be traded on the NYSE, subject to compliance with other continued listing requirements.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002

Sarah Newell 1 (512) 236-6555